Exhibit 99.1

CONTACT:	Julie Lorigan Vice President, Investor Relations (781) 741-7775 Stacy Berns/Melissa Jaffin — Investor/Media Relations Berns Communications Group (212) 994-4660
TALBOTS REPORTS SECOND QUARTER RESULTS
     Hingham, MA, August 22, 2007— The Talbots, Inc. (NYSE:TLB) today announced a net loss of $13.3 million or ($0.25) per share for the second quarter ended August 4, 2007 and includes acquisition related and financing costs of approximately $0.10 per share. This result compares to a net loss of $3.9 million or ($0.07) per share for the same period last year, which included acquisition related and financing costs of approximately $0.14 per share.
     Total consolidated Company sales for the thirteen-week period were $572 million. By brand, retail store sales were $392 million for Talbots compared to $404 million last year, and were $80 million for J. Jill compared to $73 million last year. Consolidated direct marketing sales for the thirteen-week period were $100 million, including catalog and Internet, compared to $95 million last year.
     Total Company comparable store sales declined 4.8% for the second quarter. By brand, comparable store sales for the thirteen-week period decreased 4.9% for Talbots and declined 4.3% for J. Jill.

     Arnold B. Zetcher, Talbots Chairman, commented, “We are clearly disappointed in our second quarter performance, which reflected in part a weak customer response to our spring and summer assortments at both brands. Although we experienced a modest increase in transactions in the quarter, the increase was more than offset by a decline in average transaction value, resulting in negative comparable store sales. We also believe that our business was affected by a shift in consumer sentiment, given the significant uncertainty in the macro environment, which led to lower levels of regular price selling.”
     “For the Talbots brand specifically, our casual merchandise assortment was not well received by our customer. We had anticipated that July deliveries would be the most challenging of our spring/summer receipts, but our sales trends were even weaker than expected.”
     “For the J. Jill brand, we were disappointed that the steady improvement in quarterly comps that we experienced last year, capped off with a positive 1.5% comp in the fourth quarter, did not continue. However, through tighter inventory and expense controls, we did see an improvement in the J. Jill brand’s second quarter financial performance compared to a year ago.”
Operating Results for the Six-Month Period
     For the six-month period ended August 4, 2007, total consolidated Company net loss was $8.1 million or ($0.15) per share, and includes acquisition related and financing costs of approximately $0.23 per share. This result compares to net income of $23.5 million or $0.44 per share for the same period last year, which included acquisition related and financing costs of approximately $0.16 per share.

     Total consolidated Company sales were $1,146 million for the first half of the year. By brand, retail sales were $779 million for Talbots and $161 million for J. Jill. Consolidated direct marketing sales for the six-month period were $206 million, including catalog and Internet, compared to $163 million last year which included J. Jill results for the period beginning May 3, 2006.
     Total Company comparable store sales declined 4.1% for the six-month period. By brand, comparable store sales for Talbots decreased 4.4% and J. Jill’s comparable store sales declined 2.7%.
     Mr. Zetcher stated, “The Talbots brand second quarter performance is typically the weakest of the spring season, due to the impact of our semi-annual sales event. However, despite the internal and external pressures throughout the first half of the year, the Talbots brand was comfortably profitable, with all of the loss due to the J. Jill brand operations and acquisition-related and financing costs.”
Second Half 2007 Outlook
     “As we enter the second half of 2007, we are planning for a stronger operating performance for both brands. For the Talbots brand, we feel good about our fall merchandise assortments, which we believe are more in line with what our customer is looking for. To help drive stronger customer traffic, we have a comprehensive marketing program planned for the fall season, including a new TV spot that will air nationally beginning September 10th,” continued Mr. Zetcher.

     “For the J. Jill brand, starting in September we believe that our product will be better, as our assortments will more fully reflect the design and direction of our new merchandising team. We will support our new merchandise with a unified promotional calendar and an impactful marketing program.”
     “In terms of our financial outlook for Talbots, Inc., as previously announced, we are currently targeting consolidated comparable store sales in the second half of 2007 to be approximately flat with last year, which would result in earnings per share in the range of $0.42 to $0.48, compared to $0.15 last year.”
     “If we achieve our fall season sales plan, earnings per share on a full year basis would be in the range of $0.27 to $0.33 compared to $0.59 reported last year. Although our current sales trends are in line with our recently revised outlook, we remain cautious, due to the economic environment arising from the current housing issues and the uncertainty in the finance and credit markets.”
     “In closing, as we look ahead, we have several reasons that support our outlook for a stronger performance. We believe we are entering the fall season with improved merchandise assortments and a number of initiatives in place that we believe will yield healthier operating performance at both brands. Most important, with the addition of Trudy Sullivan, Talbots, Inc. new President and CEO, our management team can now focus on both short and long term growth.”
     Ms. Sullivan added, “After 60 years in business, Talbots continues to be a pristine brand with an incredibly loyal customer. And with the addition of J. Jill, the Company represents the leading brand portfolio for the 35+ market. I think there is a tremendous opportunity to build on this substantial foundation. I am very excited to be a part of the Talbots, Inc. as it is entering the next phase of development for both Talbots and J. Jill brands, and look forward to helping the Company recognize its significant opportunities in its multiple retail channels.”

Additional Disclosures
     As previously announced, Talbots will host a conference call today, August 22, 2007 at 10:00 a.m. local time to discuss second quarter 2007 results. To listen to the live web cast please log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until August 24, 2007. This call may be accessed by dialing (877) 519-4471, passcode 9137882.
     The Talbots, Inc. is a leading international specialty retailer and cataloger of women’s, children’s and men’s apparel, shoes and accessories. The Company currently operates a total of 1,391 stores in 47 states, the District of Columbia, Canada and the U.K., with 1,135 stores under the Talbots brand name and 256 stores under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.
************************************************************************
     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “target,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve substantial risks and uncertainty, including assumptions and projections concerning integration costs, purchase-related accounting adjustments, acquisition synergies and, for each of our brands, store traffic, levels of store sales including meeting our internal plan and budget for regular-price selling and markdown selling for the indicated forward periods, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake or plan to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.

     Any public statements or disclosures by us following this release which modify or impact any of the outlook or other forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such outlook or statements in or accompanying this release.
     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including acceptance of the Company’s fashions including its seasonal fashions, effectiveness of the Company’s brand awareness and marketing programs, any different or any increased negative trends in its regular-price or markdown selling, success of our expected marketing events in driving store traffic and store and direct marketing sales, success of our catalogs in driving both our direct marketing sales and in driving store traffic, the Company’s ability to anticipate and successfully respond to constantly changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, our ability to accurately estimate and forecast future full-price and markdown selling for each of our brands, the risk that the J. Jill business will not be successfully integrated, the risk that the J. Jill merchandise changes will not be well accepted, the risk that the cost savings, operational efficiencies, and other synergies from the transaction may not be fully realized or may take longer to realize than expected, the risk associated with integrating and operating profitably and successfully as a multi-brand chain for the first time, the risk that the acquisition will disrupt Talbots or J. Jill’s core business, the reaction of Talbots and J. Jill customers and suppliers to the changes being made within the organization, effectiveness and profitability of new concepts, the risks associated with CEO succession, any difference between estimated and actual stock option expense, and retail economic conditions including consumer spending. In each case, actual results may differ materially from such forward-looking information.
     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
*************************************************************************
###
(tables to follow)

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED AUGUST 4, 2007 AND JULY 29, 2006
Amounts in thousands except per share data

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4,	July 29,	August 4,	July 29,
	2007	2006	2007	2006

Net Sales	$572,331	$571,377	$1,145,887	$1,024,389

Costs and Expenses

Cost of sales, buying and occupancy	409,013	399,249	768,628	671,449
Selling, general and administrative	175,539	171,586	372,166	307,185

Operating Income (Loss)	(12,221)	542	5,093	45,755

Interest
Interest expense	8,681	7,629	18,332	14,381
Interest income	451	914	819	6,222

Interest Expense — net	8,230	6,715	17,513	8,159

Income (Loss) Before Taxes	(20,451)	(6,173)	(12,420)	37,596

Income Tax Expense (Benefit)	(7,135)	(2,315)	(4,344)	14,098

Net Income (Loss)	$(13,316)	$(3,858)	$(8,076)	$23,498

Net Income (Loss) Per Share:

Basic	$(0.25)	$(0.07)	$(0.15)	$0.45

Diluted	$(0.25)	$(0.07)	$(0.15)	$0.44

Weighted Average Number of Shares of Common Stock Outstanding:

Basic	52,980	52,222	52,954	52,420

Diluted	52,980	52,222	52,954	53,382

Cash Dividends Paid Per Share	$0.13	$0.13	$0.26	$0.25

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AUGUST 4, 2007, FEBRUARY 3, 2007, AND JULY 29, 2006
Amounts in thousands

	August 4,	February 3,	July 29,
	2007	2007	2006

Cash and cash equivalents	$8,160	$35,923	$48,981
Marketable securities	—	—	12,434
Customer accounts receivable — net	192,122	204,619	194,923
Merchandise inventories	332,340	352,652	301,982
Other current assets	82,636	99,215	86,566

Total current assets	615,258	692,409	644,886

Property and equipment — net	508,812	533,216	522,788
Goodwill	247,490	247,490	256,684
Trademarks	154,984	154,984	155,884
Other intangible assets — net	86,273	92,038	90,528
Other assets	30,812	28,551	28,101

TOTAL ASSETS	$1,643,629	$1,748,688	$1,698,871

Accounts payable	$107,816	$113,884	$97,905
Accrued income taxes	—	31,684	26,986
Accrued liabilities	142,357	158,763	136,759
Notes payable to banks	12,800	45,000	—
Current portion of long-term debt	80,632	80,469	80,449

Total current liabilities	343,605	429,800	342,099

Long-term debt less current portion	348,705	389,174	429,127
Deferred rent under lease commitments	135,090	133,025	110,496
Deferred income taxes	29,160	61,537	84,837
Other liabilities	160,197	91,841	83,665
Stockholders’ equity	626,872	643,311	648,647

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,643,629	$1,748,688	$1,698,871

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE TWENTY-SIX WEEKS ENDED AUGUST 4, 2007 AND JULY 29, 2006
Amounts in thousands

	Twenty-Six Weeks Ended
	August 4,	July 29,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(8,076)	$23,498
Depreciation and amortization	66,046	54,230
Deferred and other items	4,062	5,837
Changes in:
Customer accounts receivable	12,593	14,845
Merchandise inventories	20,823	(7,689)
Accounts payable	(5,244)	5,690
Accrued income taxes	(1,863)	(828)
All other assets and liabilities	6,597	(15,309)

	94,938	80,274

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(37,439)	(32,088)
Acquisition of The J. Jill Group, Inc., net of cash acquired	—	(493,842)
Maturities of marketable securities	—	4,291

	(37,439)	(521,639)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	—	445,000
Payments on borrowings	(72,432)	(45,104)
Proceeds from options exercised	370	2,442
Excess tax benefit from options exercised	141	464
Debt issuance costs	—	(1,308)
Cash dividends	(14,145)	(13,459)
Purchase of treasury stock	(519)	(1,113)

	(86,585)	386,922

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,323	404

NET DECREASE IN CASH AND CASH EQUIVALENTS	(27,763)	(54,039)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	35,923	103,020

CASH AND CASH EQUIVALENTS, END OF PERIOD	$8,160	$48,981